Exhibit 99.1

For Immediate Release

OAKMONT ACQUISITION CORP. ANNOUNCES APPOINTMENT OF

ANDREW M. ROOKE AS NEW BOARD MEMBER

Bloomfield Hills, MI. August 31 – Oakmont Acquisition Corp. (“Oakmont” or the “Company”) (OTC Bulletin Board: OMAC.OB) today announced that on August 29, 2006 the Board of Directors of the Company unanimously approved the appointment of Andrew M. Rooke to the Board of Directors of the Company. Ms. Lee Canaan resigned from the Board earlier in the day to make room for Mr. Rooke.

From 2002 through June 2006, Mr. Rooke was the Chief Financial Officer and Vice President of Finance for GKN Sinter Metals, Inc., a division of GKN PLC. From 2000 to 2002, Mr. Rooke was Director and Controller of GKN Off-Highway and Auto Components Division. Upon completion of Oakmont’s previously announced acquisition of One Source, it is anticipated that Mr. Rooke will become the Chief Executive Officer of the Company.

Commenting on the election, Mr. Skandalaris, Chairman of the Board of the Company stated, “We welcome Andrew’s vast experience gained while helping to grow GKN Sinter Metals, Inc., as well as his counsel and judgment. I am confident that his background will prove invaluable as we continue to expand Oakmont.”

SAFE HARBOR STATEMENT

Certain statements made by Oakmont Acquisition, Corp. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this document, the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” and similar expressions and any other statements that are not historical facts, in each case as they relate to Oakmont and One Source, the management of either such company or the transaction are intended to identify those assertions as forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations and are subject to numerous risks and uncertainties. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. There are various factors that could cause actual results to differ materially from those in any such forward-looking statements. Some, but not all of the risks, include our ability to successfully integrate the One Source Equipment Rentals, LLC acquisition; the risk that we may not realize the expected benefits of the One Source Equipment Rentals, LLC acquisition, satisfaction of closing conditions to the transaction, and industry conditions, including competition, as well as other factors, uncertainties, challenges, and risks detailed in Oakmont Acquisition, Corp.’s public filings with the Securities and Exchange Commission. Oakmont Acquisition, Corp. does not intend or undertake any obligation to update any forward-looking statements.

For Additional Information Contact:

Michael Azar

Oakmont Acquisition Corp.

248.220.2001